Exhibit 99.4

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

[FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN

CONJUNCTION WITH FUTURE RIGHTS OFFERINGS] (1)

SUBJECT TO COMPLETION, DATED                     , 20

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated                     , 20    )

Shares

Saratoga Investment Corp.

Up to      Shares of

Common Stock

Issuable Upon

Exercise of Rights

We are an externally managed non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, or the “1940 Act.” Our investment objective is to generate current income and, to a lesser extent, capital appreciation from our investments.

We are issuing [transferable/non-transferable] rights to our stockholders of record, or record date stockholders, as of 5:00 p.m., New York City time, on                     , 20    , or the record date. The rights entitle holders of rights, or rights holders, to subscribe for an aggregate of up to shares of our common stock. Record date stockholders will receive one right for each share of common stock owned on the record date. The rights entitle the holder to purchase one new share of common stock for every [    ] rights held, which we refer to as the basic subscription right[, and record date stockholders who fully exercise their rights will be entitled to subscribe, subject to certain limitations and pro-rata allocation, for additional shares that remain unsubscribed as a result of any unexercised rights.] [In addition, any non-record date stockholder who exercises rights will be entitled to subscribe, subject to certain limitations and pro-rata allocation, for any remaining shares that are not otherwise subscribed for by record date stockholders.]

The subscription price per share will be [describe means of computing subscription price]. Because the subscription price will be determined on the expiration date, stockholders who elect to exercise their rights will not know the subscription price per share at the time they exercise such rights. The rights will expire if they are not exercised by 5:00 p.m., New York City time, on                     , 20    , the expiration date of this offering, unless extended. We, in our sole discretion, may extend the period for exercising the rights. You will have no right to rescind your subscription after receipt of your payment of the estimated subscription price or a notice of guaranteed delivery except as described in this prospectus supplement or accompanying prospectus.

This offering will dilute the ownership interest and voting power of the common stock owned by stockholders who do not fully exercise their subscription rights. Stockholders who do not fully exercise their subscription rights should expect, upon completion of the offering, to own a smaller proportional interest in us than before the offering. Further, if the net proceeds per share from the offering are at a discount to our net asset value per share, this offering will reduce our net asset value per share.

Our common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “SAR.” On , 20 , the last reported sales price on the NYSE for our common stock was $             per share. Our net asset value per share of our common stock as of was $            .

Substantially all of the debt investments held in our portfolio hold a non-investment grade rating by one or more rating agencies (which non-investment grade debt is commonly referred to as “high yield” and “junk” debt) or, if not rated, would be rated below investment grade or “junk” if rated. A majority of our debt portfolio consists of debt securities for which issuers were not required to make principal payments until the maturity of such debt securities, which could result in a substantial loss to us if such issuers are unable to refinance or repay their debt at maturity. In addition, a majority of our debt investments had variable interest rates that reset periodically based on benchmarks such as LIBOR and the prime rate. As a result, significant increases in such benchmarks in the future may make it more difficult for these borrowers to service their obligations under the debt investments that we hold.

Please read this prospectus supplement and the accompanying prospectus before investing in our securities and keep each for future reference. This prospectus supplement and the accompanying prospectus contain important information about us that a prospective investor ought to know before investing in our securities. We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. This information is available free of charge by contacting us at 535 Madison Avenue, New York, New York 10017, by telephone at (212) 906-7800, or on our website at http://www.saratogainvestmentcorp.com. Information contained on our website is not incorporated by referenced into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus. The Securities and Exchange Commission also maintains a website at http://www.sec.gov that contains information about us.

Investing in our securities involves a high degree of risk and should be considered speculative. For more information regarding the risks you should consider, including the risk of leverage, please see “Supplementary Risk Factors” on page S-17 of this prospectus supplement and “Risk Factors” on page 21 of the accompanying prospectus. For example, our investment in the subordinated notes of one collateralized loan obligation fund, Saratoga Investment Corp. CLO 2013-1, Ltd., represents a first loss position in a portfolio that is composed predominantly of senior secured first lien term loans. A first loss position means that we will suffer the first economic losses if losses are incurred on loans held by the collateralized loan obligation fund or losses are otherwise incurred by the collateralized loan obligation fund, including its incurrence of operating expenses in excess of its operating income.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total (4)
Estimated Subscription Price (1)	$	$
Estimated Sales Load (Underwriting Discounts and Commissions) [(2)](3)	$	$
Proceeds to the Company (before expenses) (1)(3)	$	$

(1)	Estimated on the basis of [describe means of computing subscription price]. See “The Offer—Subscription Price.”
[(2)	In connection with this offering, , the dealer manager for this offering, will receive a fee for its financial advisory, marketing and soliciting services equal to % of the subscription price per share for each share issued pursuant to the exercise of rights[, including pursuant to the over-subscription privilege].]
(3)	We estimate that we will incur offering expenses of approximately $ in connection with this offering. We estimate that net proceeds to us after expenses will be $ assuming all of the rights are exercised at the estimated subscription price.
(4)	Assumes all rights are exercised at the estimated subscription price.

Prospectus Supplement dated             , 20 .

(1)	In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

Page
About this Prospectus Supplement	S-1
Summary	S-2
The Rights Offering	S-11
Risk Factors	S-17
Fees and Expenses	S-15
Cautionary Statement Regarding Forward-Looking Statements	S-19
Capitalization	S-20
Management’s Discussion and Analysis of Financial Condition and Results of Operations	S-21
Use of Proceeds	S-22
Dilution	S-23
The Offer	S-24
Legal Matters	S-35
Independent Registered Public Accounting Firm	S-36
Available Information	S-37
Index to Financial Statements	S-38

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the terms of this offering of [transferable/non-transferable] rights and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from or is additional to the information contained in the accompanying prospectus, you should rely only on the information contained in this prospectus supplement. Please carefully read this prospectus supplement and the accompanying prospectus together with the additional information described under the headings “Available Information” and “Risk Factors” included in this prospectus supplement and in the accompanying prospectus, respectively, before investing in our securities.

Neither we nor the underwriters have authorized any dealer, salesman or other person to give any information or to make any representation other than those contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of any offer to buy any security other than the registered securities to which they relate, nor do they constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction or to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. The information contained in this prospectus supplement and the accompanying prospectus is accurate as of the dates on their respective covers. Our financial condition, results of operations and prospects may have changed since those dates. To the extent required by law, we will amend or supplement the information contained in this prospectus supplement and the accompanying prospectus to reflect any material changes subsequent to the date of this prospectus supplement and the accompanying prospectus and prior to the completion of any offering pursuant to this prospectus supplement and the accompanying prospectus.

SUMMARY

The following summary contains basic information about the offering pursuant to this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all the information that is important to you. For a more complete understanding of the offering ok pursuant to this prospectus supplement, we encourage you to read this entire prospectus supplement and the accompanying prospectus, and the documents to which we have referred in this prospectus supplement and the accompanying prospectus. Together, these documents describe the specific terms of the securities we are offering. You should carefully read the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements included in the accompanying prospectus.

Except where the context requires otherwise, the terms “we,” “us,” “our,” the “Company,” or “Saratoga” refer to Saratoga Investment Corp. and its wholly owned subsidiaries; Saratoga Investment Funding LLC and Saratoga Investment Corp. SBIC LP, and does not refer to Saratoga Investment Corp. CLO 2013-1 Ltd. In addition, the terms “Saratoga Investment Advisors” and “investment adviser” refer to Saratoga Investment Advisors, LLC, our external investment adviser. Except as otherwise noted, all information in this prospectus supplement and the accompanying prospectus assumes no exercise of the underwriters’ option to purchase additional shares.

Overview

We are a specialty finance company that invests primarily in leveraged loans and mezzanine debt issued by private U.S. middle-market companies, which we define as companies having annual EBITDA (earnings before interest, taxes, depreciation and amortization) of between $5 million and $50 million, both through direct lending and through participation in loan syndicates. Our investment objective is to generate current income and, to a lesser extent, capital appreciation from our investments. We are externally managed and advised by Saratoga Investment Advisors, LLC, a New York-based investment firm affiliated with Saratoga Partners, a middle market private equity investment firm.

Our portfolio is comprised primarily of investments in leveraged loans (both first and second lien term loans) issued by middle market companies. Term loans are loans that do not allow the borrowers to repay all or a portion of the loans prior to maturity and then re-borrow such repaid amounts under the loan again. Leveraged loans are generally senior debt instruments that rank ahead of subordinated debt of the portfolio company. Leveraged loans also have the benefit of security interests on the assets of the portfolio company, which may rank ahead of, or be junior to, other security interests. We also purchase mezzanine debt and make equity investments in middle market companies. Mezzanine debt is typically unsecured and subordinated to senior debt of the portfolio company.

While our primary focus is to generate current income and capital appreciation from our debt and equity investments in middle market companies, we may invest up to 30% of the portfolio in opportunistic investments in order to seek to enhance returns to stockholders. Such investments may include investments in distressed debt, including securities of companies in bankruptcy, foreign debt, private equity, securities of public companies that are not thinly traded and structured finance vehicles such as collateralized loan obligation funds.

As of             , we had total assets of              and investments in              portfolio companies and an additional investment in the subordinated notes of one collateralized loan obligation fund, Saratoga Investment Corp. CLO 2013-1, Ltd. (“Saratoga CLO”), which investment had a fair value of              as of             . The overall portfolio composition as of              consisted of             % of middle market loans,             % of first lien term loans,             % of second lien term loans,             % of senior secured notes,             % of unsecured notes,             % of subordinated notes of Saratoga CLO and             % of common equity. As of             , the weighted average yield on all of our debt investments, including our investment in the subordinated notes of Saratoga CLO, was approximately             %. As of                     , approximately             % of our first lien debt investments were fully collateralized in the sense that the portfolio companies in which we held such investments had an enterprise value or our investment had an asset coverage equal to or greater than the principal amount of the related debt investment. Our investment in the subordinated notes of Saratoga CLO represents a first loss position in a portfolio that, at                     , was composed of $             in aggregate principal amount of predominantly senior secured first lien term loans. A first loss position means that we will suffer the first economic losses if losses are incurred on loans held by the Saratoga CLO. As a result, this investment is subject to unique risks. See “Risk Factors—Our investment in Saratoga CLO constitutes a leveraged investment in a portfolio of predominantly senior secured first lien term loans and is subject to additional risks and volatility.”

We are an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940 (“1940 Act”). As a BDC, we are required to comply with various regulatory requirements, including limitations on our use of debt. We finance our investments through borrowings. However, as a BDC, we are only generally allowed to borrow amounts such that our asset coverage, as defined in the 1940 Act, equals at least 200% after such borrowing.

We have elected to be treated for U.S. federal income tax purposes as a regulated investment company (“RIC”), under Subchapter M of the Internal Revenue Code of 1986 (the “Code”). As a RIC, we generally will not have to pay corporate-level federal income taxes on any net ordinary income or capital gains that we distribute to our stockholders if we meet certain source-of-income, distribution and asset diversification requirements.

In addition, we have a wholly-owned subsidiary that is licensed as a small business investment company (“SBIC”) and regulated by the Small Business Administration (“SBA”). See “Regulation—Small Business Investment Company Regulations.” The SBIC license allows us, through our wholly-owned subsidiary, to issue SBA-guaranteed debentures. We received exemptive relief from the Securities and Exchange Commission to permit us to exclude the debt of our SBIC subsidiary guaranteed by the SBA from the definition of senior securities in the 200% asset coverage test under the 1940 Act. This allows us increased flexibility under the 200% asset coverage test by permitting us to borrow up to $150 million more than we would otherwise be able to absent the receipt of this exemptive relief.

The Investment Adviser

Our investment adviser was formed in 2010 as a Delaware limited liability company and became our investment adviser in July 2010. Our investment adviser is led by four principals, Christian L. Oberbeck, Michael J. Grisius, Thomas V. Inglesby, and Charles G. Phillips, with         ,         , and         years of experience in leveraged finance, respectively. Our investment adviser is affiliated with Saratoga Partners, a middle market private equity investment firm. Saratoga Partners was established in 1984 to be the middle market private investment arm of Dillon Read & Co. Inc. and has been independent of Dillon Read since 1998. Saratoga Partners has a              -year history of private investments in middle market companies and focuses on public and private equity, preferred stock, and senior and mezzanine debt investments.

We utilize the personnel, infrastructure, relationships and experience of Saratoga Investment Advisors to enhance the growth of our business. We currently have no employees and each of our executive officers is also an officer of Saratoga Investment Advisors.

We have entered into an investment advisory and management agreement with Saratoga Investment Advisors. Pursuant to the investment advisory and management agreement, Saratoga Investment Advisors implements our business strategy on a day-to-day basis and performs certain services for us under the direction of our board of directors. Saratoga Investment Advisors is responsible for, among other duties, performing all of our day-to-day investment-related functions, determining investment criteria, sourcing, analyzing and executing investments, asset sales, financings and performing asset management duties.

Saratoga Investment Advisors has formed an investment committee to advise and consult with its senior management team with respect to our investment policies, investment portfolio holdings, financing and leveraging strategies and investment guidelines. We believe that the collective experience of the investment committee members across a variety of fixed income asset classes will benefit us. The investment committee must unanimously approve all investments in excess of $1 million made by us. In addition, all sales of our investments must be approved by three out of four investment committee members. The current members of the investment committee are Messrs. Oberbeck, Grisius, Inglesby, and Phillips.

Investments

Our portfolio is comprised primarily of investments in leveraged loans issued by middle market companies. Investments in middle market companies are generally less liquid than equivalent investments in companies with larger capitalizations. These investments are sourced in both the primary and secondary markets through a network of relationships with commercial and investment banks, commercial finance companies and financial sponsors. The leveraged loans that we purchase are generally used to finance buyouts, acquisitions, growth, recapitalizations and other types of transactions. Leveraged loans are generally senior debt instruments that rank ahead of subordinated debt of the portfolio company. Leveraged loans also have the benefit of security interests on the assets of the portfolio company, which may rank ahead of, or be junior to, other security interests. For a discussion risks pertaining to our secured investments, see “Risk Factors—Our investments may be risky, and you could lose all or part of our investment.”

As part of our long-term strategy, we also purchase mezzanine debt and make equity investments in middle market companies. Mezzanine debt is typically unsecured and subordinated to senior debt of the portfolio company. See “Risk Factors—If we make unsecured debt investments, we may lack adequate protection in the event our portfolio companies become distressed or insolvent and will likely experience a lower recovery than more senior debtholders in the event our portfolio companies defaults on their indebtedness.”

Substantially all of the debt investments held in our portfolio hold a non-investment grade rating by one or more rating agencies (which non-investment grade debt is commonly referred to as “high yield” and “junk” debt) or, if not rated, would be rated below investment grade or “junk” if rated. As of             ,             % of our debt portfolio at fair value consisted of debt securities for which issuers were not required to make principal payments until the maturity of such debt securities, which could result in a substantial loss to us if such issuers are unable to refinance or repay their debt at maturity. In addition,             % of our debt investments at              had variable interest rates that reset periodically based on benchmarks such as LIBOR and the prime rate. As a result, significant increases in such benchmarks in the future may make it more difficult for these borrowers to service their obligations under the debt investments that we hold.

While our primary focus is to generate current income and capital appreciation from our debt and equity investments in middle market companies, we may invest up to 30% of the portfolio in opportunistic investments in order to seek to enhance returns to stockholders. Such investments may include investments in distressed debt, private equity, securities of public companies that are not thinly traded and structured finance vehicles such as collateralized loan obligation funds.

Prospective portfolio company characteristics

Our investment adviser generally selects portfolio companies with one or more of the following characteristics:

•	a history of generating stable earnings and strong free cash flow;

•	well-constructed balance sheets, including an established tangible liquidation value;

•	reasonable debt-to-cash flow multiples;

•	industry leadership with competitive advantages and sustainable market shares in attractive sectors; and

•	capital structures that provide appropriate terms and reasonable covenants.

Investment selection

In managing us, Saratoga Investment Advisors employs the same investment philosophy and portfolio management methodologies used by Saratoga Partners. Through this investment selection process, based on quantitative and qualitative analysis, Saratoga Investment Advisors seeks to identify portfolio companies with superior fundamental risk-reward profiles and strong, defensible business franchises with the goal of minimizing principal losses while maximizing risk-adjusted returns. Saratoga Investment Advisors’ investment process emphasizes the following:

•	bottoms-up, company-specific research and analysis;

•	capital preservation, low volatility and minimization of downside risk; and

•	investing with experienced management teams that hold meaningful equity ownership in their businesses.

Our investment adviser’s investment process generally includes the following steps:

•	Initial screening. A brief analysis identifies the investment opportunity and reviews the merits of the transaction. The initial screening memorandum provides a brief description of the company, its industry, competitive position, capital structure, financials, equity sponsor and deal economics. If the deal is determined to be attractive by the senior members of the deal team, the opportunity is fully analyzed

•	Comprehensive analysis. A comprehensive analysis includes:

•	Business and Industry analysis—a review of the company’s business position, competitive dynamics within its industry, cost and growth drivers and technological and geographic factors. Business and industry research often includes meetings with industry experts, consultants, other investors, customers and competitors.

•	Company analysis—a review of the company’s historical financial performance, future projections, cash flow characteristics, balance sheet strength, liquidation value, legal, financial and accounting risks, contingent liabilities, market share analysis and growth prospects.

•	Structural/security analysis—a thorough legal document analysis including but not limited to an assessment of financial and negative covenants, events of default, enforceability of liens and voting rights.

•	Approval of the investment committee. The investment is then presented to the investment committee for approval. The investment committee must unanimously approve all investments in excess of $1 million made by us. In addition, all sales of our investments must be approved by four out of five investment committee members.

Investment structure

In general, our investment adviser intends to select investments with financial covenants and terms that reduce leverage over time, thereby enhancing credit quality. These methods include:

•	maintenance leverage covenants requiring a decreasing ratio of debt to cash flow;

•	maintenance cash flow covenants requiring an increasing ratio of cash flow to the sum of interest expense and capital expenditures; and

•	debt incurrence prohibitions, limiting a company’s ability to re-lever.

In addition, limitations on asset sales and capital expenditures should prevent a company from changing the nature of its business or capitalization without our consent.

Our investment adviser seeks, where appropriate, to limit the downside potential of our investments by:

•	requiring a total return on our investments (including both interest and potential equity appreciation) that compensates us for credit risk;

•	requiring companies to use a portion of their excess cash flow to repay debt;

•	selecting investments with covenants that incorporate call protection as part of the investment structure; and

•	selecting investments with affirmative and negative covenants, default penalties, lien protection, change of control provisions and board rights, including either observation or participation rights.

Valuation process

We carry our investments at fair value, as approved in good faith using written policies and procedures adopted by our board of directors. Investments for which market quotations are readily available are recorded in our financial statements at such market quotations subject to any decision by our board of directors to approve a fair value determination to reflect significant events affecting the value of these investments. We value investments for which market quotations are not readily available at fair value as approved in good faith by our board of directors based on input from Saratoga Investment Advisors, our audit committee and, on a selected basis, a third party independent valuation firm. Determinations of fair value may involve subjective judgments and estimates. The types of factors that may be considered in determining the fair value of our investments include the nature and realizable value of any collateral, the portfolio company’s ability to make payments, the markets in which the portfolio company does business, market yield trend analysis, comparison to publicly traded companies, discounted cash flow and other relevant factors.

Our investment in the subordinated notes of Saratoga CLO is carried at fair value, which is based on a discounted cash flow model that utilizes prepayment, re-investment and loss assumptions based on historical experience and projected performance, economic factors, the characteristics of the underlying cash flow, and comparable yields for similar collateralized loan obligation fund subordinated notes or equity, when available. Specifically, we use Intex cash flow models, or an appropriate substitute, to form the basis for Saratoga CLO’s valuation. The models use a set of assumptions including projected default rates, recovery rates, reinvestment rate and prepayment rates in order to arrive at estimated cash flows. The assumptions are based on available market data and projections provided by third parties as well as management estimates. We use the output from the Intex models (i.e., the estimated cash flows from our investment in Saratoga CLO) to perform a discounted cash flows analysis on expected future cash flows from our investment in Saratoga CLO to determine a valuation for the subordinated notes of Saratoga CLO held by us.

We undertake a multi-step valuation process each quarter when valuing investments for which market quotations are not readily available, as described below:

•	each investment is initially valued by the responsible investment professionals of Saratoga Investment Advisors and preliminary valuation conclusions are documented and discussed with our senior management; and

•	an independent valuation firm engaged by our board of directors independently values at least one quarter of our investments each quarter so that the valuation of each investment for which market quotes are not readily available is independently valued by an independent valuation firm at least annually.

In addition, all our investments are subject to the following valuation process:

•	the audit committee of our board of directors reviews each preliminary valuation and our investment adviser and independent valuation firm (if applicable) will supplement the preliminary valuation to reflect any comments provided by the audit committee; and

•	our board of directors discusses the valuations and approves the fair value of each investment in good faith based on the input of our investment adviser, independent valuation firm (if applicable) and audit committee.

Because such valuations, and particularly valuations of private investments and private companies, are inherently uncertain, they may fluctuate over short periods of time and may be based on estimates. The determination of fair value may differ materially from the values that would have been used if a ready market for these investments existed. Our net asset value could be materially affected if the determinations regarding the fair value of our investments were materially higher or lower than the values that we ultimately realize upon the disposal of such investments.

Ongoing relationships with and monitoring of portfolio companies

Saratoga Investment Advisors closely monitors each investment we make and, when appropriate, conducts a regular dialogue with both the management team and other debtholders and seeks specifically tailored financial reporting. In addition, in certain circumstances, senior investment professionals of Saratoga Investment Advisors may take board seats or board observation seats.

Recent Developments

Our Corporate Information

Our headquarters are located at 535 Madison Avenue, New York, New York 10022 and our telephone number is (212) 906-7800.

Summary Risk Factors

The value of our assets, as well as the market price of our common stock, will fluctuate. Our investments may be risky, and you may lose all or part of your investment in us. Investing in our common stock involves other risks, including those discussed under the caption “Risk Factors” beginning on page [ ] of the accompanying prospectus. In addition, the other information included in this prospectus supplement and the accompanying prospectus contains a discussion of factors you should carefully consider before deciding to invest in shares of our common stock. Some of these risks include:

•	The current state of the economy and financial markets increases the likelihood of adverse effects on our financial position and results of operations.

•	Saratoga Investment Advisors has a limited history of managing a BDC or a RIC.

•	We may be obligated to pay Saratoga Investment Advisors incentive fees even if we incur a net loss or there is a decline in the value of our portfolio.

•	Under the terms of the investment advisory and management agreement, we may have to pay incentive fees to Saratoga Investment Advisors in connection with the sale of an investment that is sold at a price higher than the fair value of such investment on May 31, 2010, even if we incur a loss on the sale of such investment.

•	The way in which the base management and incentive fees under the investment advisory and management agreement is determined may encourage Saratoga Investment Advisors to take actions that may not be in the best interests of the holders of the Notes.

•	The base management fee we pay to Saratoga Investment Advisors may cause it to increase our leverage contrary to our interest.

•	We employ leverage, which magnifies the potential for gain or loss on amounts invested and may increase the risk of investing in the Notes.

•	Saratoga Investment Advisors’ liability is limited under the investment advisory and management agreement and we will indemnify Saratoga Investments Advisors against certain liabilities, which may lead it to act in a riskier manner on our behalf than it would when acting for its own account.

•	Substantially all of our assets are subject to security interests under the Credit Facility, or claims of the SBA with respect to SBA-guaranteed debentures we may issue and if we default on our obligations thereunder, we may suffer adverse consequences, including Madison Capital Funding and/or the SBA foreclosing on our assets.

•	We are exposed to risks associated with changes in interest rates, including potential effects on our cost of capital and net investment income.

•	There are significant potential conflicts of interest which could adversely impact our investment returns.

•	Changes in laws or regulations governing our operations, or changes in the interpretation thereof, and any failure by us to comply with laws or regulations governing our operations may adversely affect our business.

•	Regulations governing our operation as a BDC affect our ability to, and the way in which we, raise additional capital.

•	Pending legislation may allow us to incur additional leverage.

•	The agreement governing the Credit Facility contains various covenants that, among other things, limits our discretion in operating our business and provides for certain minimum financial covenants.

•	A failure on our part to maintain our qualification as a BDC would significantly reduce our operating flexibility.

•	We will be subject to corporate-level income tax if we fail to continue to qualify as a RIC.

•	Because we intend to distribute between 90% and 100% of our income to our stockholders in connection with our election to be treated as a RIC, we will continue to need additional capital to finance our growth. If additional funds are unavailable or not available on favorable terms, our ability to grow will be impaired.

•	We may have difficulty paying our required distributions if we recognize income before or without receiving cash in respect of such income.

•	Our ability to enter into transactions with our affiliates is restricted.

•	We operate in a highly competitive market for investment opportunities.

•	Economic recessions or downturns could impair our portfolio companies and harm our operating results.

•	We are a non-diversified investment company within the meaning of the 1940 Act, and therefore we are not limited with respect to the proportion of our assets that may be invested in securities of a single issuer.

•	Our financial condition and results of operation depend on our ability to manage future investments effectively.

•	We may experience fluctuations in our quarterly results.

•	Substantially all of our portfolio investments are recorded at fair value as approved in good faith by our board of directors; such valuations are inherently uncertain and may be materially higher or lower than the values that we ultimately realize upon the disposal of such investments.

•	If we make unsecured debt investments, we may lack adequate protection in the event our portfolio companies become distressed or insolvent and will likely experience a lower recovery than more senior debtholders in the event our portfolio companies defaults on their indebtedness.

•	If we invest in the securities and other obligations of distressed or bankrupt companies, such investments may be subject to significant risks, including lack of income, extraordinary expenses, uncertainty with respect to satisfaction of debt, lower-than expected investment values or income potentials and resale restrictions.

•	Second priority liens on collateral securing loans that we make to our portfolio companies may be subject to control by senior creditors with first priority liens. If there is a default, the value of the collateral may not be sufficient to repay in full both the first priority creditors and us.

•	The lack of liquidity in our investments may adversely affect our business.

•	The debt securities in which we invest are subject to credit risk and prepayment risk.

•	Uncertainty relating to the LIBOR calculation process may adversely affect the value of our portfolio of the LIBOR-indexed, floating-rate debt securities.

•	Our investment in Saratoga CLO constitutes a leveraged investment in a portfolio of predominantly senior secured first lien term loans and is subject to additional risks and volatility.

•	Available information about privately held companies is limited.

•	When we are a debt or minority equity investor in a portfolio company, we may not be in a position to control the entity, and its management may make decisions that could decrease the value of our investment.

•	Our portfolio companies may incur debt or issue equity securities that rank equally with, or senior to, our investments in such companies.

•	There may be circumstances where our debt investments could be subordinated to claims of other creditors or we could be subject to lender liability claims.

•	Investments in equity securities involve a substantial degree of risk.

•	Our investments in foreign debt, including that of emerging market issuers, may involve significant risks in addition to the risks inherent in U.S. investments.

•	We may expose ourselves to risks if we engage in hedging transactions.

•	Our board of directors may change our investment objective, operating policies and strategies without prior notice or stockholder approval, the effects of which may be adverse.

•	We have no prior experience managing an SBIC and any failure to comply with SBA regulations, resulting from our lack of experience or otherwise, could have an adverse effect on our operations.

•	Our investments may be risky, and you could lose all or part of your investment.

•	Our independent auditors have not assessed our internal control over financial reporting. If our internal control over financial reporting is not effective, it could have a material adverse effect on our stock price and our ability to raise capital.

•	Investing in our common stock may involve an above average degree of risk.

•	We may continue to choose to pay dividends in our own stock, in which case you may be required to pay tax in excess of the cash you receive.

•	The market price of our common stock may fluctuate significantly.

•	There is a risk that you may not receive distributions or that our distributions may not grow over time.

•	Provisions of our governing documents and the Maryland General Corporation Law could deter future takeover attempts and have an adverse impact on the price of our common stock.

•	Our common stock may trade at a discount to our net asset value per share.

•	Stockholders may incur dilution if we sell shares of our common stock in one or more offerings at prices below the then current net asset value per share of our common stock.

•	We may be unable to invest a significant portion of the net proceeds from this offering, which could harm our financial condition and operating results.

•	There is no established trading market for the rights, which could make it more difficult for you to sell rights and could adversely affect their price.

•	We may terminate the rights offering at any time prior to delivery of the shares of our common stock offered hereby, and neither we nor the subscription agent will have any obligation to you except to return your subscription payments, without interest.

•	Your economic and voting interest in us, as well as your proportionate interest in our net asset value, may be diluted as a result of this rights offering.

•	The market price of our common stock may decline following this offering and our shares of common stock may trade at discounts from net asset value.

•	We may terminate the rights offering at any time prior to delivery of the shares of our common stock offered hereby, and neither we nor the subscription agent will have any obligation to you except to return your subscription payments, without interest.

[Insert summary risk factors applicable to the subscription rights.]

THE RIGHTS OFFERING

The Offer

We are issuing to stockholders of record, or record date stockholders, on         ,             , or the record date, one [transferable/non-transferable] right for each share of our common stock held on the record date. Each holder of the rights, or rights holder, is entitled to subscribe for one share of our common stock for every rights held [ , which we refer to as the primary subscription right]. We will not issue fractional shares of our common stock upon the exercise of rights; accordingly, rights may be exercised only in multiples of .

[The rights are transferable and will be listed for trading on [the NYSE] under the symbol “            ” during the course of this offer. See “The Offer.”]

Subscription Price

The subscription price per share will be [describe means of computing subscription price]. [Because the subscription price will be determined on the expiration date, rights holders who decide to acquire shares pursuant to the primary subscription right or pursuant to the over-subscription privilege will not know the actual purchase price of those shares when they make that decision.] See “The Offer—Subscription Price.”

[Over-Subscription Privilege

Record date stockholders who fully exercise all rights issued to them (other than those rights which cannot be exercised because they represent the right to acquire less than one share) are entitled to subscribe for additional shares of our common stock which were not subscribed for by other stockholders, which we refer to as the remaining shares. If sufficient remaining shares of our common stock are available, all record date stockholders’ over-subscription requests will be honored in full. In addition, any non-record date stockholder who exercises rights is entitled to subscribe for remaining shares that are not otherwise subscribed for by record date stockholders. Shares acquired pursuant to the over-subscription privilege are subject to certain limitations and pro-rata allocations. See “The Offer—Over-Subscription Privilege.”]

Purpose of the Offer

Our Board of Directors has determined that it would be in the best interest of Saratoga Investment Corp. and its stockholders to increase the capital available for making additional investments, as well as to pay operating expenses, temporarily repay debt and generally enhance our liquidity. We believe that we must have sufficient liquidity available to remain a credible source of capital. This offering will increase the capital available for us to make additional investments. This offering gives existing stockholders the right to purchase additional shares at a price that is expected to be below market without incurring any commission or charge, while providing us access to additional capital resources. In connection with the approval of this rights offering, our board of directors considered, among other things, the following factors:

•	the subscription price relative to the market price and to our net asset value per share, including the likelihood that the subscription price will be below our net asset value per share;

•	the increased capital to be available upon completion of this rights offering for us to make additional investments consistent with our investment objective;

•	the dilution to be experienced by non-exercising stockholders;

•	the dilutive effect the offering will have on the dividends per share we distribute subsequent to completion of the offering;

•	[the terms and expenses in connection with the offering relative to other alternatives for raising capital, including fees payable to the dealer manager;]

•	the size of the offering in relation to the number of shares outstanding;

•	[the fact that the rights will be listed on [the NYSE] during the subscription period;]

•	the market price of our common stock, both before and after the announcement of the rights offering;

•	the general condition of the securities markets; and

•	any impact on operating expenses associated with an increase in capital, including an increase in fees payable to Saratoga Investment Advisors.

There can be no assurance of the amount of dilution that a stockholder will experience or that the rights offering will be successful.

[The purpose of setting the determination of the subscription price upon the expiration of the offer is to attract the maximum participation of stockholders in the offer, with minimum dilution to non-participating stockholders.]

[The transferable rights will allow non-participating stockholders the potential of receiving cash payment upon the sale of the rights, receipt of which may be viewed as partial compensation for the dilution of their interests.]

We cannot assure you that this offering will be successful, or that by increasing the amount of our available capital, our aggregate expenses and, correspondingly, our expense ratio will be lowered. In addition, the management fee we pay to Saratoga Investment Advisors is based upon our gross assets, which include any cash or cash equivalents that we have not yet invested in the securities of portfolio companies.

[In determining that this offer is in our best interest and in the best interests of our stockholders, we have retained , the dealer manager for this offer, to provide us with financial advisory, marketing and soliciting services relating to this offer, including advice with respect to the structure, timing and terms of the offer. In this regard, our board of directors considered, among other things, using a fixed pricing versus variable pricing mechanism, the benefits and drawbacks of conducting a non-transferable versus a transferable rights offering, the effect on us if this offer is not fully subscribed and the experience of the dealer manager in conducting rights offerings.]

[Although we have no present intention to do so, we may, in the future and in our discretion, choose to make additional rights offerings from time to time for a number of shares and on terms which may or may not be similar to this offer, provided that our Board of Directors must determine that each subsequent rights offering is in the best interest of our stockholders. Any such future rights offering will be made in accordance with the 1940 Act.]

[Sale of Rights

The rights are evidenced by a subscription certificate and are transferable until , (or if the offer is extended, until the extended expiration date). The rights will be listed for trading on [the NYSE] under the symbol “ ” . We and the dealer manager will use our best efforts to ensure that an adequate trading market for the rights will exist. However, no assurance can be given that a market for the rights will develop. Trading in the rights on [the NYSE] may be conducted until close of trading on                      on             , (or, if the offer is extended, until the extended expiration date). See “The Offer—Sale of Rights.”]

Use of Proceeds

We intend to use the net proceeds from the sale of our common stock to make investments in middle-market companies in accordance with our investment objective and strategies described in this prospectus supplement, and for general corporate purposes. We may also use a portion of the net proceeds to reduce any of our outstanding borrowings. See “Use of Proceeds.”

Amendments and Termination

We reserve the right to amend the terms and conditions of this offering, whether the amended terms are more or less favorable to you. We will comply with all applicable laws, including the federal securities laws, in connection with any such amendment. In addition, we may, in our sole discretion, terminate the rights offering at

any time prior to delivery of the shares of our common stock offered hereby, if the subscription price is less than [    ]% of the net asset value attributable to a share of common stock disclosed in the most recent periodic report we filed with the SEC. If this rights offering is terminated, all rights will expire without value and the subscription agent will return as soon as practicable all exercise payments, without interest. [No amounts paid to acquire rights on [insert name of any applicable exchange on which rights are listed] or otherwise will be returned.]

Dilutive Effects

Any stockholder who chooses not to participate in the offering should expect to own a smaller interest in us upon completion of the offering. The offering will dilute the ownership interest and voting power of stockholders who do not fully exercise their basic subscription rights. Further, because the net proceeds per share from the offering may be lower than our net asset value per share, the offering may reduce our net asset value per share. The amount of dilution that a stockholder will experience could be substantial.

How to Obtain Subscription Information

•	Contact your broker-dealer, trust company, bank or other nominee where your rights are held, or

•	Contact the information agent, , at . Broker-dealers and nominees may call .

How to Subscribe

•	Deliver a completed subscription certificate and payment to the subscription agent by the expiration date of the rights offering, or

•	If your shares are held in an account with your broker-dealer, trust company, bank or other nominee, which qualifies as an Eligible Guarantor Institution under Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), have your Eligible Guarantor Institution deliver a notice of guaranteed delivery to the subscription agent by the expiration date of the rights offering.

Subscription Agent

will act as the subscription agent in connection with this offer.

Information Agent

will act as the information agent in connection with this offer. You may contact toll-free with questions at . Broker-dealers and nominees may call .

[Distribution Arrangements

will act as dealer manager for the offer. Under the terms and subject to the conditions contained in the dealer manager agreement, the dealer manager will provide financial advisory services and marketing assistance in connection with the offer and will solicit the exercise of rights and participation in the over-subscription privilege by our stockholders. The offer is not contingent upon any number of rights being exercised. We have agreed to pay the dealer manager a fee for its financial advisory, marketing and soliciting services equal to             % of the subscription price per share for shares issued pursuant to the exercise of rights, including pursuant to the over-subscription privilege. The dealer manager may reallow a portion of its fees to other broker-dealers that have assisted in soliciting the exercise of rights.]

Important Dates to Remember

Record Date
Subscription Period	(1)
Measurement Period for Subscription Price(2)	(1)
Expiration Date	(1)
Deadline for Delivery of Subscription Certificates and Payment for Shares(3)	(1)
Deadline for Delivery of Notice of Guaranteed Delivery(3)	(1)
Deadline for Delivery of Subscription Certificates and Payment for Shares pursuant to Notice of Guaranteed Delivery	(1)
Confirmations Mailed to Participants	(1)
Final Payment for Shares	(1)

(1)	Unless the offer is extended.
(2)	The subscription price will be [describe means of computing subscription price].
(3)	Participating rights holders must, by the expiration date of the offer (unless the offer is extended), either (a) deliver a subscription certificate and payment for shares or (b) cause to be delivered on their behalf a notice of guaranteed delivery.

FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that you will bear directly or indirectly. We caution you that some of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, whenever this prospectus supplement and the accompanying prospectus contains a reference to fees or expenses paid by “us” or “Saratoga,” or that “we” will pay fees or expenses, you will indirectly bear such fees or expenses as an investor in Saratoga.

Stockholder transaction expenses (as a percentage of offering price):
Sales load paid		%(1)
Offering expenses borne by us		%(2)
Dividend reinvestment plan expenses	None	(3)

Total stockholder transaction expenses (as a percentage of offering price)		%
Annual expenses (as a percentage of average net assets attributable to common stock):
Management fees		%(4)
Incentive fees payable under the investment advisory and management agreement		%(5)
Interest payments on borrowed funds		%(6)
Other expenses (estimated)		%(7)
Total annual expenses (estimated)		%(8)

EXAMPLE

The following example, required by the SEC, demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in us. In calculating the following expense amounts, we assumed we would maintain the current amount of leverage, that our operating expenses would remain at the levels set forth in the table above, that we pay the transaction expenses set forth in the table above, including a sales load of % paid by you (the commission to be paid by us with respect to common stock sold by us in this offering).

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return	$	$	$	$

The example and the expenses in the tables above should not be considered a representation of our future expenses, and actual expenses may be greater or less than those shown. Moreover, while the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. The incentive fee under the Investment Advisory Agreement, which, assuming a 5% annual return, would either not be payable or have a de minimis effect, is not included in the example. If we achieve sufficient returns on our investments to trigger an incentive fee of a material amount, our expenses, and returns to our investors, would be higher. In addition, while the example assumes reinvestment of all dividends and distributions at net asset value, participants in our dividend reinvestment plan may receive shares valued at the market price in effect at that time. This price may be at, above or below net asset value. See “Dividend Reinvestment Plan” in the accompanying prospectus for additional information regarding our dividend reinvestment plan.

(1)	Represents the commission with respect to this offering. There is no guaranty that there will be any sales pursuant to this prospectus supplement and the accompanying prospectus.
(2)	The offering expenses of this offering are estimated to be approximately $ , which assumes that the offer is fully subscribed.
(3)	The expenses of the dividend reinvestment plan are included in “other expenses.”
(4)	Assumes gross assets of $ million and $ million of leverage, and assumes net assets of $ million. Our base management fee under the investment advisory and management agreement with Saratoga Investment Advisors is based on our gross assets, which is defined as all of our assets, including those acquired using borrowings for investment purposes, but excluding cash and cash equivalents. See “Investment Advisory and Management Agreement.”

(5)	Assumes that annual incentive fees earned by Saratoga Investment Advisors remain consistent with the incentive fees earned by Saratoga Investment Advisors during the period ended . Incentive fees would increase if, and to the extent that, we earn greater interest income through our investments in portfolio companies and realize additional capital gains upon the sale of warrants or other equity investments in such companies. The incentive fee consists of two parts. The first part is calculated and payable quarterly in arrears and equals 20% of our “pre-incentive fee net investment income” for the immediately preceding quarter, subject to a preferred return, or “hurdle,” and a “catch up” feature. For this purpose, “pre-incentive fee net investment income” means interest income, dividend income and any other income (including any other fees, such as commitment, origination, structuring, diligence, managerial and consulting fees or other fees that we receive from portfolio companies) accrued by us during the fiscal quarter, minus our operating expenses for the quarter (including the base management fee, expenses payable under the administration agreement described below, and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the incentive fee).

The second part of the incentive fee is determined and payable in arrears as of the end of each fiscal year (or upon termination of the investment advisory and management agreement) and equals 20% of our “incentive fee capital gains,” which equals our realized capital gains on a cumulative basis from May 31, 2010 through the end of the year, if any, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fee. Under the investment advisory and management agreement, the capital gains portion of the incentive fee is based on realized gains and realized and unrealized losses from May 31, 2010. Therefore, realized and unrealized losses incurred prior to such time will not be taken into account when calculating the capital gains portion of the incentive fee, and Saratoga Investment Advisors will be entitled to 20% of incentive fee capital gains that arise after May 31, 2010. In addition, the cost basis for computing realized gains and losses on investments held by us as of May 31, 2010 will equal the fair value of such investments as of such date. We estimate this as zero for purposes of this table as these fees are hard to predict, as they are based on capital gains and losses. See “Investment Advisory and Management Agreement.”

(6)	Assumes that we maintain our current level of $ million of outstanding borrowings as of . Interest payments on borrowed funds represents our annualized interest expense as of . For the months ended , the effective annualized average interest rate, which includes all interest and related costs, was %. We may also issue preferred stock, which may be considered a form of leverage. While we have no present intent to do so, in the event we were to issue preferred stock, our borrowing costs, and correspondingly our total annual expenses, including our base management fee as a percentage of our net assets, would increase.
(7)	Assumes that the amount of our operating expenses remains consistent with the operating expenses incurred by us during the months ended . In addition, our “other expenses” include any fees and expenses, including underwriting discounts, associated with securities we expect to offer during the twelve months following the date of this prospectus supplement. These expenses are presented based on net assets attributable to common shares given that such expenses are borne directly or indirectly by our common shareholders.
(8)	The holders of shares of our common stock (and not the holders of our debt securities or preferred stock, if any) indirectly bear the cost associated with our annual expenses.

RISK FACTORS

Investing in our common stock involves a number of significant risks. Before you invest in our common stock, you should be aware of various risks, including those described below and those set forth in the accompanying prospectus. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus, before you decide whether to make an investment in our common stock. The risks set out below are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us may also impair our operations and performance. If any of the following events occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. In such case, our net asset value and the trading price of our common stock could decline, and you may lose all or part of your investment. The risk factors described below, together with those set forth in the accompanying prospectus, are the principal risk factors associated with an investment in us as well as those factors generally associated with an investment company with investment objectives, investment policies, capital structure or trading markets similar to ours.

The market price of our common stock may decline following this offering and our shares of common stock may trade at discounts from net asset value.

Shares of closed-end investment companies frequently trade at a market price that is less than the net asset value that is attributable to those shares. This characteristic of closed-end investment companies is separate and distinct from the risk that our net asset value per share may decline. It is not possible to predict whether any shares of common stock or rights will trade at, above, or below net asset value. The risk of loss associated with this characteristic of closed-end investment companies may be greater for investors expecting to sell shares of common stock purchased in the offering soon after this offering.

[There is no established trading market for the rights, which could make it more difficult for you to sell rights and could adversely affect their price.

There can be no assurances that an active public market for the rights will develop as a result of the offering of the rights by any selling holder or that, if such a market develops, it will be maintained. [The rights will be listed on under the symbol “ .”] Future trading prices of the rights will depend on many factors, including our operating results, the market for similar securities, the performance of our common stock (including the requirement that we suspend the offering under certain circumstances) and our ability to terminate the offering of the rights if the subscription price is less than [ ]% of the net asset value attributable to a share of common stock disclosed in the most recent periodic report we filed with the SEC.]

We may terminate the rights offering at any time prior to delivery of the shares of our common stock offered hereby, and neither we nor the subscription agent will have any obligation to you except to return your subscription payments, without interest.

We may, in our sole discretion, terminate the rights offering at any time prior to delivery of the shares of our common stock offered hereby, if the subscription price is less than [ ]% of the net asset value attributable to a share of common stock disclosed in the most recent periodic report we filed with the SEC. If the rights offering is terminated, all rights will expire without value and the subscription agent will return as soon as practicable all exercise payments, without interest. [No amounts paid to acquire rights on [insert name of any applicable exchange on which rights are listed] or otherwise will be returned.]

Your economic and voting interest in us, as well as your proportionate interest in our net asset value, may be diluted as a result of this rights offering.

Stockholders who do not fully exercise their rights should expect that they will, at the completion of the offer, own a smaller proportional interest in us, including with respect to voting rights, than would otherwise be the case if they fully exercised their rights. We cannot state precisely the amount of any such dilution in share ownership because we do not know at this time what proportion of the shares will be purchased as a result of the offer.

In addition, if the subscription price is less than our net asset value per share, then our stockholders would experience an immediate dilution of the aggregate net asset value of their shares as a result of the offer. The amount of any decrease in net asset value is not predictable because it is not known at this time what the subscription price and net asset value per share will be on the expiration date of the rights offering or what proportion of the shares will be purchased as a result of the offer. Such dilution could be substantial.

This offering will also cause dilution in the dividends per share we are able to distribute subsequent to completion of the offering. In addition, our reported earnings per share will be retroactively adjusted to reflect the dilutive effects of this offering. See “Dilution.”

[Insert any additional relevant risk factors not included in the base prospectus.]

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contains forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our company, our current and prospective portfolio investments, our industry, our beliefs, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus involve risks and uncertainties, including statements as to:

•	our future operating results;

•	our business prospects and the prospects of our portfolio companies;

•	the impact of investments that we expect to make;

•	our contractual arrangements and relationships with third parties;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest;

•	the ability of our portfolio companies to achieve their objectives;

•	our expected financings and investments;

•	the adequacy of our cash resources and working capital; and

•	the timing of cash flows, if any, from the operations of our portfolio companies.

These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:

•	an economic downturn could impair our portfolio companies’ ability to continue to operate, which could lead to the loss of some or all of our investments in such portfolio companies;

•	a contraction of available credit and/or an inability to access the equity markets could impair our lending and investment activities;

•	interest rate volatility could adversely affect our results, particularly if we elect to use leverage as part of our investment strategy;

•	risks associated with possible disruption in our operations or the economy generally due to terrorism or natural disasters; and

•	the risks, uncertainties and other factors we identify in “Risk Factors” in the accompanying prospectus and elsewhere in this prospectus supplement, the accompanying prospectus and in our filings with the SEC.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. Important assumptions include our ability to originate new loans and investments, certain margins and levels of profitability and the availability of additional capital. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus supplement or the accompanying prospectus should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in “Risk Factors” in the accompanying prospectus and elsewhere in this prospectus supplement and the accompanying prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the respective dates of this prospectus supplement and the accompanying prospectus. However, we will update this prospectus supplement and the accompanying prospectus to reflect any material changes to the information contained herein. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, or the “Securities Act.”

CAPITALIZATION

The following table sets forth:

•	the actual capitalization of Saratoga at , 20 ; and

•	the pro forma capitalization of Saratoga to reflect the sale of shares of our common stock in this offering at an assumed public offering price of $ per share (the last reported closing price of our common stock on , 20 ) after deducting the underwriting discounts and commissions of approximately $ and estimated offering expenses of approximately $ payable by us.

This table should be read in conjunction with “Use of Proceeds” included in this prospectus supplement and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and financial statements and notes thereto included in the accompanying prospectus.

As of , 20
	Actual	Pro Forma (1)
	(in thousands)	(in thousands)
Assets:
Cash and cash equivalents	$	$
Investments at fair value	$	$
Other assets	$	$
Total assets	$	$
Liabilities:
Notes payable	$	$
Other Liabilities	$	$
Total Liabilities	$	$
Stockholders’ equity:
Common stock, par value $0.01 per share; shares authorized, shares issued and outstanding, actual shares issued and outstanding, as adjusted		$
Capital in excess of par value		$
Total stockholders’ equity		$

(1)	We may change the size of this offering based on demand and market conditions. A $0.50 increase (decrease) in the assumed offering price per share would increase (decrease) net proceeds to us from this offering by $ million, assuming the number of shares offered by us as set forth on the cover page of this prospectus supplement remains the same, after deducting the underwriting discount and estimated expenses payable by us. Any additional proceeds to us resulting from an increase in the public offering price or the number of shares offered pursuant to this prospectus supplement will increase our cash and cash equivalents on an as adjusted basis and will be used as described in “Use of Proceeds.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The information contained in this section should be read in conjunction with the Selected Financial and Other Data and our Financial Statements and notes thereto appearing elsewhere in this prospectus supplement and the accompanying prospectus. In addition to historical information, the following discussion and other parts of this prospectus supplement and the accompanying prospectus contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to the factors discussed under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” appearing elsewhere in this prospectus supplement and the accompanying prospectus.

[Insert from most recent periodic filing]

USE OF PROCEEDS

If shares of our common stock are sold at the estimated subscription price of $[ ], the net proceeds of the offer will be approximately $[ ], after deducting dealer manager fees of approximately $[ ] and other expenses related to this offer payable by us estimated at approximately $[ ]. There can be no assurance that all the rights will be exercised in full.

We intend to use the net proceeds from the sale of our common stock to make investments in middle-market companies in accordance with our investment objective and strategies described in this prospectus supplement, and for general corporate purposes. We may also use a portion of the net proceeds to reduce any of our outstanding borrowings.

We anticipate that substantially all of the net proceeds from this offering will be used as described above within six to twelve months, depending on the availability of attractive opportunities and market conditions. However, we can offer no assurance that we will be able to achieve this goal.

Pending these uses, we will invest the net proceeds primarily in high quality, short-term debt securities consistent with our business development company election and our election to be taxed as a RIC. See “Regulation—Business Development Company Regulations—Temporary Investments.” Our ability to achieve our investment objective may be limited to the extent that the net proceeds from an offering, pending full investment, are held in interest-bearing deposits or other short-term instruments. See “Risk Factors—Risks Relating to Our Business and Structure—We may be unable to invest a significant portion of the net proceeds from this offering, which could harm our financial condition and operating results” for additional information regarding this matter.

DILUTION

As of         ,         ,             our net assets were $         million, or approximately $         per share. After giving effect to the sale of shares of our common stock in this offering, assuming all rights are exercised at the estimated subscription price of $         per share, and our receipt of the estimated net proceeds from that sale, our pro forma net asset value would have been approximately $         million, or approximately $         per share, representing an immediate dilution of approximately $         per share to our existing stockholders.

The following table illustrates the dilutive effects of this offering on a per share basis, assuming all rights are exercised at the estimated subscription price of $         per share:

	As of,
	Actual		As Adjusted
Net asset value per common share	$		$

	Months Ended,
	Actual		As Adjusted
Net increase in net assets resulting from net investment income per common share		$(1)	$(2)
Net decrease in net assets resulting from operations per common share		$(1)	$(2)
Distributions per common share	$		$(3)

(1)	Basic and diluted, weighted average number of shares outstanding is .
(2)	Assumes that on , , the beginning of the indicated period, (a) all rights were exercised at the estimated subscription price of $ per share and (b) shares of our common stock were issued upon exercise of such rights.
(3)	Assumes actual cash distributions divided by adjusted shares, including shares issued upon exercise of rights.

THE OFFER

Purpose of the Offer

Our Board of Directors has determined that it would be in the best interests of the Company and its stockholders to increase the capital available for making additional investments, as well as to pay operating expenses and generally enhance our liquidity. We believe that we must have sufficient liquidity available to remain a credible source of capital. The offering will increase the capital available for us to make additional investments. The current offering gives existing stockholders the right to purchase additional shares at a price that is expected to be below market without incurring any commission or charge, while providing us access to such additional capital resources. In connection with the approval of this rights offering, our Board of Directors considered, among other things, the following factors:

•	the subscription price relative to the market price and to our net asset value per share, including the likelihood that the subscription price will be below our net asset value per share;

•	the increased capital to be available upon completion of the rights offering for us to make additional investments consistent with our investment objective;

•	the dilution to be experienced by non-exercising stockholders;

•	the dilutive effect the offering will have on the dividends per share we distribute subsequent to completion of the offering;

•	[the terms and expenses in connection with the offering relative to other alternatives for raising capital, including fees payable to the dealer manager;]

•	the size of the offering in relation to the number of shares outstanding;

•	[the fact that the rights will be listed on [the NYSE] during the subscription period;]

•	the market price of our common stock, both before and after the announcement of the rights offering;

•	the general condition of the securities markets; and

•	any impact on operating expenses associated with an increase in capital, including an increase in fees payable to Saratoga Investment Advisors.

There can be no assurance of the amount of dilution that a stockholder will experience or that the rights offering will be successful.

The purpose of setting the determination of the subscription price upon the expiration of the offer is to attract the maximum participation of stockholders in the offer, with minimum dilution to non-participating stockholders.

[The transferable rights will allow non-participating stockholders the potential of receiving cash payment upon the sale of the rights, receipt of which may be viewed as partial compensation for the dilution of their interests.]

We cannot assure you that the current offering will be successful, or that by increasing the size of our available equity capital, our aggregate expenses and, correspondingly, our expense ratio will be lowered. In addition, the management fee we pay to Saratoga Investment Advisors is based upon our gross assets, which include any cash or cash equivalents that we have not yet invested in the securities of portfolio companies.

[In determining that this offer was in our best interest and in the best interests of our stockholders, we have retained , the dealer manager for this offering, to provide us with financial advisory, marketing and soliciting services relating to this offer, including advice with respect to the structure, timing and terms of the offer. In this regard, our Board of Directors considered, among other things, using a fixed pricing versus variable pricing mechanism, the benefits and drawbacks of conducting a non-transferable versus a transferable rights offering, the effect on us if this offer is not fully subscribed and the experience of the dealer manager in conducting rights offerings.]

[Although we have no present intention to do so, we may, in the future and in our discretion, choose to make additional rights offerings from time to time for a number of shares and on terms which may or may not be similar to this offer, provided that our board of directors must determine that each subsequent rights offering is in the best interest of our stockholders. Any such future rights offering will be made in accordance with the 1940 Act.]

Terms of the Offer

We are issuing to record date stockholders [transferable/non-transferable] rights to subscribe for up to approximately shares. Each record date stockholder is being issued one [transferable/non-transferable] right for each whole share owned on the record date. The rights entitle each holder, or rights holder, to acquire at the subscription price one share for every             rights held [, which we refer to as the primary subscription right]. Rights may be exercised at any time during the subscription period, which commences on     ,     , the record date, and ends at 5:00 p.m., New York City Time, on     ,     , the expiration date, unless extended by us.

The rights are [transferable and will be listed for trading on [the NYSE] under the symbol “ “ during the course of the offer/non-transferable]. The shares of our common stock issued pursuant to an exercise of rights will be listed on The NYSE under the symbol “SAR.” The rights will be evidenced by subscription certificates which will be mailed to stockholders, except as discussed below under “—Foreign Stockholders.”

We will not issue fractional shares upon the exercise of rights; accordingly, rights may be exercised only in multiples of .

The rights are [transferable/non-transferable]. [Rights holders who are not record date stockholders may purchase shares as described above, which we refer to as the primary subscription, and may be entitled to subscribe for shares pursuant to the over-subscription privilege (as described below).]

[Shares for which there is no subscription during the primary subscription will be offered, by means of the over-subscription privilege, first to record date stockholders who fully exercise the rights issued to them pursuant to this offering (other than those rights that cannot be exercised because they represent in the aggregate the right to acquire less than one share) and who wish to acquire more than the number of shares they are entitled to purchase pursuant to the exercise of their rights. In addition, any non-record date rights holder who exercises rights is entitled to subscribe for remaining shares that are not otherwise subscribed for by record date stockholders. Shares acquired pursuant to the over-subscription privilege are subject to certain limitations and pro-rata allocations. See “—Over-Subscription Privilege” below.]

For purposes of determining the number of shares a record date stockholder may acquire pursuant to the offer, broker-dealers, trust companies, banks or others whose shares are held of record by Cede & Co. (“Cede”) or by any other depository or nominee will be deemed to be the holders of the rights that are issued to Cede or the other depository or nominee on their behalf.

There is no minimum number of rights which must be exercised in order for the offer to close.

[Over-Subscription Privilege

Shares not subscribed for by rights holders, which we refer to as remaining shares, will be offered, by means of the over-subscription privilege, first to record date stockholders who have fully exercised the rights issued to them and who wish to acquire more than the number of shares they are entitled to purchase pursuant to the basic subscription. Rights holders should indicate on the subscription certificate that they submit with respect to the exercise of the rights issued to them how many additional shares they are willing to acquire pursuant to the over-subscription privilege. If there are sufficient remaining shares, all record date stockholders’ over-subscription requests will be honored in full. If record date stockholder requests for shares pursuant to the over-subscription privilege exceed the remaining shares available, the available remaining shares will be allocated pro-rata among record date stockholders who over-subscribe based on the number of shares held on the record date. The percentage of remaining shares each over-subscribing stockholder may acquire will be rounded down to result in delivery of whole shares. The allocation process may involve a series of allocations to assure that the total number of remaining shares available for over-subscriptions is distributed on a pro-rata basis. The formula to be used in allocating the remaining shares is as follows:

Stockholder’s Record Date Position
Total Record Date Position of All Over-Subscribers	×	Remaining Shares

Any rights holder, other than a record date stockholder, who exercises rights is entitled to subscribe for remaining shares that are not otherwise over-subscribed for by record date stockholders. These non-record date rights holders should indicate in the subscription certificate submitted with respect to the exercise of any rights how many shares they are willing to acquire pursuant to the over-subscription privilege. We cannot assure non-record date rights holders that they will receive shares pursuant to the over-subscription privilege.

If sufficient remaining shares are available after the over-subscription privileges for the record date stockholders have been allotted, then all over-subscriptions by non-record date rights holders will be honored in full. If the remaining shares are insufficient to permit such allocation, the remaining shares will be allocated pro-rata among the non-record date rights holders who wish to exercise their over-subscription privilege, based on the number of rights held by such rights holders on the expiration date. However, if this pro-rata allocation results in any holder being allocated a greater number of shares than the holder subscribed for pursuant to the exercise of the over-subscription privilege, then such holder will be allocated only such number of shares pursuant to the over-subscription privilege as such holder subscribed for. The formula to be used in allocating the shares available to non-record date rights holders exercising their over-subscription privilege is as follows:

Non-Record Date Rights Holder’s Rights Ownership as of the Expiration Date
Total Rights Ownership as of the Expiration Date of Non-Record Date Rights Holders Exercising Their Over-Subscription Privilege	×	Shares Available for Non-Record Date Rights Holders Exercising Their Over-Subscription Privilege

Banks, brokers, trustees and other nominee holders of rights will be required to certify to the subscription agent, before any over-subscription privilege may be exercised with respect to any particular beneficial owner, as to the aggregate number of rights exercised pursuant to the primary subscription and the number of shares subscribed for pursuant to the over-subscription privilege by such beneficial owner and that such beneficial owner’s primary subscription was exercised in full. We will not offer or sell in connection with this offer any shares that are not subscribed for pursuant to the primary subscription or the over-subscription privilege.]

Subscription Price

The subscription price for the shares to be issued pursuant to the offer will be [describe means of computing subscription price]. [Since the expiration date will be             , (unless we extend the subscription period), rights holders will not know the subscription price at the time of exercise and will be required initially to pay for both the shares subscribed for pursuant to the primary subscription right and, if eligible, any additional shares subscribed for pursuant to the over-subscription privilege at the estimated subscription price of $         per share.] See “—Payment for Shares” below. Rights holders who exercise their rights will have no right to rescind a purchase after receipt of their completed subscription certificates together with payment for shares by the subscription agent. We do not have the right to withdraw the rights or cancel this offer after the rights have been distributed.

Expiration of the Offer

The offer will expire at 5:00 p.m., New York City time, on         , 20 , the expiration date, unless extended by us. The rights will expire on the expiration date of the rights offering and may not be exercised thereafter.

Our Board of Directors may determine to extend the subscription period, and thereby postpone the expiration date, to the extent our board of directors determines that doing so is in the best interest of our stockholders. For example, our Board of Directors may elect to extend the subscription period in the event there is substantial instability or volatility in the trading price of our common stock or the rights on [the NYSE] at or near the expiration date, or if any event occurs which causes trading to cease or be suspended on [the NYSE] or the financial markets generally. The foregoing are not the only circumstances under which this offer may be extended, and our Board of Directors is free to extend the subscription period at its discretion, provided it determines that doing so is in the best interests of our stockholders.

Any extension of the offer will be followed as promptly as practicable by announcement thereof, and in no event later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release or such other means of announcement as we deem appropriate.

Amendments and Waivers; Termination

We reserve the right to amend the terms and conditions of the offering, whether the amended terms are more or less favorable to you. We will comply with all applicable laws, including the federal securities laws, in connection with any such amendment.

We will decide all questions as to the validity, form and eligibility (including times of receipt, beneficial ownership and compliance with other procedural matters) in our sole discretion, and our determination shall be final and binding. The acceptance of subscription certificates and the subscription price also will be determined by us. Alternative, conditional or contingent subscriptions will not be accepted. We reserve the right to reject any exercise if such exercise is not in accordance with the terms of the offering or not in proper form or if the acceptance thereof or the issuance of shares of our common stock thereto could be deemed unlawful. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

We may, in our sole discretion, terminate the rights offering at any time prior to delivery of the shares of our common stock offered hereby if the subscription price is less than [    ]% of the net asset value attributable to a share of common stock disclosed in the most recent periodic report we filed with the SEC by giving oral or written notice thereof to the subscription agent and making a public announcement thereof. If the offering is terminated, all rights will expire without value and we will promptly arrange for the refund, without interest, of all funds received from holders of rights. All monies received by the subscription agent in connection with the offering will be held by the subscription agent, on our behalf, in a segregated interest-bearing account at a negotiated rate. All such interest shall be payable to us even if we determine to terminate the offering and return your subscription payment. [In addition, no amounts paid to acquire rights on [insert name of any applicable exchange on which rights are listed] or otherwise will be returned.]

Dilutive Effects

Any stockholder who chooses not to participate in the offering should expect to own a smaller interest in us upon completion of the offering. The offering will dilute the ownership interest and voting power of stockholders who do not fully exercise their basic subscription rights. Further, because the net proceeds per share from the offering may be lower than our net asset value per share, the offering may reduce our net asset value per share. The amount of dilution that a stockholder will experience could be substantial.

Shares of closed-end investment companies have in the past frequently traded at discounts to their net asset values. This characteristic of closed-end investment companies is separate and distinct from the risk that our net asset value per share may decline. We cannot predict whether our shares will trade above, at or below our net asset value.

[The transferable feature of the rights will afford non-participating stockholders the potential of receiving cash payment upon the sale of rights, receipt of which may be viewed as partial compensation for the dilution of their interests.]

Information Agent

will act as the information agent in connection with the offering. The information agent will receive for its services a fee estimated to be approximately $             plus reimbursement of all out-of-pocket expenses related to the offering. can be contacted at the below address:

Subscription Agent

will act as the subscription agent in connection with this offer. The subscription agent will receive for its administrative, processing, invoicing and other services a fee estimated to be approximately $            , plus reimbursement for all out-of-pocket expenses related to the offer.

Completed subscription certificates must be sent together with full payment of the subscription price for all shares subscribed for in the primary subscription and pursuant to over-subscription privilege to the subscription agent by one of the methods described below. Alternatively, an Eligible Guarantor Institution may send notices of guaranteed delivery by facsimile to which must be received by the subscription agent at or prior to 5:00 p.m., New York City time, on the expiration date of the rights offering. Facsimiles should be confirmed by telephone at                 . We will accept only properly completed and duly executed subscription certificates actually received at any of the addresses listed below, at or prior to 5:00 p.m., New York City time, on the expiration date of the rights offering or by the close of business on the third business day after the expiration date of the rights offering following timely receipt of a notice of guaranteed delivery. See “—Payment for Shares” below. In this prospectus, close of business means 5:00 p.m., New York City time, on the relevant date.

Subscription Certificate Delivery Method	Address/Number
By Notice of Guaranteed Delivery:
Contact an Eligible Guarantor Institution, which may include a commercial bank or trust company, a member firm of a domestic stock exchange or a savings bank or credit union, to notify us of your intent to exercise the rights.
By First Class Mail Only (Not Overnight /Express Mail):
By Overnight Delivery:

Delivery to an address other than one of the addresses listed above will not constitute valid delivery.

Any questions or requests for assistance concerning the method of subscribing for shares or for additional copies of this prospectus or subscription certificates or notices of guaranteed delivery may be directed to the information agent at its telephone number and address listed below:

Stockholders may also contact their broker-dealers or nominees for information with respect to the offer.

[Sale of Rights

The Rights are Transferable

The rights will be listed for trading on [the NYSE] under the symbol “ “ subject to notice of issuance. We and the dealer manager will use our best efforts to ensure that an adequate trading market for the rights will exist, although no assurance can be given that a market for the rights will develop. Trading in the rights on [the NYSE] is expected to be conducted beginning on or about , , and continuing until , (or if the offer is extended, until the extended expiration date). Rights holders are encouraged to contact their broker-dealer, bank, trustee or other nominees for more information about trading of the rights.

Sales Through Subscription Agent and Dealer Manager

Stockholders who do not wish to exercise any or all of their rights may instruct the subscription agent to sell any rights they do not intend to exercise themselves through or to the dealer manager. Subscription certificates representing the rights to be sold through or to the dealer manager must be received by the subscription agent on or before         ,         (or if the offer is extended, on or before two business days prior to the extended expiration date). Upon the timely receipt by the subscription agent of appropriate instructions to sell rights, the subscription agent will ask the dealer manager either to purchase or to use its best efforts to complete the sale and the subscription agent will remit the proceeds of the sale to the selling stockholders. If the rights can be sold, sales of such rights will be deemed to have been effected at the weighted-average price received by the dealer manager on the day such rights are sold. The sale price of any rights sold to the dealer manager will be based upon the then current market price for the rights. The dealer manager will also attempt to sell all rights which remain unclaimed as a result of subscription certificates being returned by the postal authorities to the subscription agent as undeliverable as of the fourth business day prior to the expiration date of the rights offering. The subscription agent will hold the proceeds from those sales for the benefit of such non-claiming stockholders until such proceeds are either claimed or revert to the state pursuant to applicable state law. There can be no assurance that the dealer manager will purchase or be able to complete the sale of any such rights, and neither we nor the dealer manager has guaranteed any minimum sales price for the rights. If a stockholder does not utilize the services of the subscription agent and chooses to use another broker-dealer or other financial institution to sell rights, then the other broker-dealer or financial institution may charge a fee to sell the rights.

Other Transfers

The rights evidenced by a subscription certificate may be transferred in whole by endorsing the subscription certificate for transfer in accordance with the accompanying instructions. A portion of the rights evidenced by a single subscription certificate (but not fractional rights) may be transferred by delivering to the subscription agent a subscription certificate properly endorsed for transfer, with instructions to register such portion of the rights evidenced thereby in the name of the transferee and to issue a new subscription certificate to the transferee evidencing such transferred rights. In such event, a new subscription certificate evidencing the balance of the rights, if any, will be issued to the stockholder or, if the stockholder so instructs, to an additional transferee. The signature on the subscription certificate must correspond to the name as written upon the face of the subscription certificate in every particular, without alteration or enlargement, or any change. A signature guarantee must be provided by an Eligible Guarantor Institution as that term is defined in Rule 17Ad-15 under the Exchange Act, subject to the standards and procedures adopted by us.

Stockholders wishing to transfer all or a portion of their rights should allow at least five business days prior to the expiration date of the rights offering for (1) the transfer instructions to be received and processed by the subscription agent, (2) a new subscription certificate to be issued and transmitted to the transferee or transferees with respect to transferred rights, and to the transferor with respect to retained rights, if any, and (3) the rights evidenced by such new subscription certificate to be exercised or sold by the recipients thereof. Neither we nor the subscription agent nor the dealer manager shall have any liability to a transferee or transferor of rights if subscription certificates are not received in time for exercise or sale prior to the expiration date (or if the offer is extended, on or before two business days prior to the extended expiration date) of the rights offering.

Except for the fees charged by the subscription agent [and dealer manager], which will be paid by us, all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred or charged in connection with the purchase, sale or exercise of rights will be for the account of the transferor of the rights, and none of those commissions, fees or expenses will be paid by us, the subscription agent or the dealer manager.

We anticipate that the rights will be eligible for transfer through, and that the exercise of the primary subscription and the over-subscription privilege may be effected through, the facilities of the Depository Trust Company (“DTC”). Holders of DTC exercised rights may exercise the over-subscription privilege in respect of such DTC exercised rights by properly completing and duly executing and delivering to the subscription agent, at or prior to 5:00 p.m., New York City time, on the day prior to the expiration date of the rights offering, a nominee holder over-subscription certificate or a substantially similar form satisfactory to the subscription agent, together with payment of the subscription price for the number of shares for which the over-subscription privilege is to be exercised.]

Methods for Exercising Rights

Rights are evidenced by subscription certificates that, except as described below under “—Foreign Stockholders,” will be mailed to record date stockholders or, if a record date stockholder’s shares are held by Cede or any other depository or nominee on their behalf, to Cede or such depository or nominee. Rights may be exercised by completing and signing the subscription certificate that accompanies this prospectus and mailing it in the envelope provided, or otherwise delivering the completed and duly executed subscription certificate to the subscription agent, together with payment in full for the shares at the estimated subscription price by the expiration date of the rights offering. Rights may also be exercised by contacting your broker, trustee or other nominee, who can arrange, on your behalf, to guarantee delivery of payment and delivery of a properly completed and duly executed subscription certificate pursuant to a notice of guaranteed delivery by the close of business on the third business day after the expiration date. A fee may be charged for this service. Completed subscription certificates and related payments must be received by the subscription agent prior to 5:00 p.m., New York City time, on or before the expiration date (unless payment is effected by means of a notice of guaranteed delivery as described below under “—Payment for Shares”) at the offices of the subscription agent at the address set forth above. Fractional shares will not be issued upon the exercise of rights.

[Exercise of the Over-Subscription Privilege

Record date stockholders who fully exercise all rights issued to them and rights holders other than record date stockholders, may both participate in the over-subscription privilege by indicating on their subscription certificate the number of shares they are willing to acquire. If sufficient remaining shares are available after the primary subscription, all over-subscriptions will be honored in full; otherwise remaining shares will be allocated first to record date stockholders and then (if any remaining shares are still available) to non-record date rights holders, and the number of remaining shares issued to some or all rights holders participating in the over-subscription privilege may be reduced as described under “—Over-Subscription Privilege” above. ]

Record Date Stockholders Whose Shares Are Held By a Nominee

Record date stockholders whose shares are held by a nominee, such as a bank, broker-dealer or trustee, must contact that nominee to exercise their rights. In that case, the nominee will complete the subscription certificate on behalf of the record date stockholder and arrange for proper payment by one of the methods set forth under “—Payment for Shares” below.

Nominees

Nominees, such as brokers, trustees or depositories for securities, who hold shares for the account of others, should notify the respective beneficial owners of the shares as soon as possible to ascertain the beneficial owners’ intentions and to obtain instructions with respect to the rights. If the beneficial owner so instructs, the nominee should complete the subscription certificate and submit it to the subscription agent with the proper payment as described under “—Payment for Shares” below.

All questions as to the validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the subscription price will be determined by us, which determinations will be final and binding. No alternative, conditional or contingent subscriptions will be accepted. We reserve the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful.

We reserve the right to reject any exercise if such exercise is not in accordance with the terms of this rights offering or not in proper form or if the acceptance thereof or the issuance of shares of our common stock thereto could be deemed unlawful. We reserve the right to waive any deficiency or irregularity with respect to any subscription certificate. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

Foreign Stockholders

Subscription certificates will not be mailed to foreign stockholders. Foreign stockholders will receive written notice of this offer. The subscription agent will hold the rights to which those subscription certificates relate for these stockholders’ accounts until instructions are received to exercise the rights, subject to applicable law. If no instructions have been received by the expiration date, such rights will expire.

Payment for Shares

Participating rights holders may choose between the following methods of payment:

(1)	A participating rights holder may send the subscription certificate together with payment for the shares acquired in the primary subscription and any additional shares subscribed for pursuant to the over-subscription privilege to the subscription agent based on the estimated subscription price of $ per share [( % of $ , the last reported sale price of a share on [the NYSE] on , )]. To be accepted, the payment, together with a properly completed and executed subscription certificate, must be received by the subscription agent at one of the subscription agent’s offices set forth above, at or prior to 5:00 p.m., New York City time, on the expiration date.

(2)	A participating rights holder may request an Eligible Guarantor Institution as that term is defined in Rule 17Ad-15 under the Exchange Act to send a notice of guaranteed delivery by facsimile or otherwise guaranteeing delivery of (a) payment of the full subscription price for the shares subscribed for in the primary subscription and any additional shares subscribed for pursuant to the over-subscription privilege and (b) a properly completed and duly executed subscription certificate. The subscription agent will not honor a notice of guaranteed delivery unless a properly completed and duly executed subscription certificate and full payment for the shares is received by the subscription agent at or prior to 5:00 p.m., New York City time, on , (or, if the offer is extended, by the close of business on the third business day after the extended expiration date).

All payments by a participating rights holder must be in U.S. dollars by money order or check or bank draft drawn on a bank or branch located in the U.S. and payable to Saratoga Investment Corp. The subscription agent will deposit all funds received by it prior to the final payment date into a segregated account pending pro-ration and distribution of the shares.

The method of delivery of subscription certificates and payment of the subscription price to us will be at the election and risk of the participating rights holders, but if sent by mail it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to 5:00 p.m., New York City time, on the expiration date or the date guaranteed payments are due under a notice of guaranteed delivery (as applicable). Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check or money order.

On a date within business days following the expiration date, the subscription agent will send to each participating rights holder (or, if rights are held by Cede or any other depository or nominee, to Cede or such other depository or nominee) a confirmation showing (1) the number of shares purchased pursuant to the primary subscription, (2) the number of shares, if any, acquired pursuant to the over-subscription privilege, (3) the per share and total purchase price for the shares, and (4) any additional amount payable to us by the participating rights holder or any excess to be refunded by us to the participating rights holder, in each case based on the subscription price as determined on the expiration date. Any additional payment required from a participating rights holder must be received by the subscription agent within ten business days after the confirmation date. Any excess payment to be refunded by us to a participating rights holder will be mailed by the subscription agent to the rights holder as promptly as practicable. No interest will be paid on any amounts refunded.

Whichever of the two methods described above is used, issuance of the shares purchased is subject to collection of checks and actual payment. If a participating rights holder who subscribes for shares pursuant to the primary subscription or over-subscription privilege does not make payment of any amounts due by the expiration date, the date guaranteed payments are due under a notice of guaranteed delivery or within ten business days of the confirmation date, as applicable, the subscription agent reserves the right to take any or all of the following actions: (1) reallocate the shares to other participating rights holders in accordance with the over-subscription privilege; (2) apply any payment actually received by it from the participating rights holder toward the purchase of the greatest whole number of shares which could be acquired by such participating rights holder upon exercise of the primary subscription and/or the over-subscription privilege; and/or (3) exercise any and all other rights or remedies to which it may be entitled, including the right to set off against payments actually received by it with respect to such subscribed for shares.

All questions concerning the timeliness, validity, form and eligibility of any exercise of rights will be determined by us, whose determinations will be final and binding. We in our sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. The subscription agent will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

Participating rights holders will have no right to rescind their subscription after receipt of their payment for shares by the subscription agent, except as provided below under “—Notice of Net Asset Value Decline.”

Notice of Net Asset Value Decline

We will suspend the offer until we amend this prospectus if, subsequent to the effective date of this prospectus, our net asset value declines more than 10% from our net asset value as of that date. Accordingly, the expiration date would be extended and we would notify record date stockholders of the decline and permit participating rights holders to cancel their exercise of rights.

Delivery of Stock Certificates

Participants in our dividend reinvestment plan will have any shares that they acquire pursuant to the offer credited to their stockholder dividend reinvestment accounts in the plan. Stockholders whose shares are held of record by Cede or by any other depository or nominee on their behalf or their broker-dealers’ behalf will have any shares that they acquire credited to the account of Cede or the other depository or nominee. With respect to all other stockholders, stock certificates for all shares acquired will be mailed after payment for all the shares subscribed for has cleared, which may take up to 15 days from the date of receipt of the payment.

Federal Income Tax Consequences of the Offer

For federal income tax purposes, neither the receipt nor the exercise of the rights by record date stockholders will result in taxable income to such stockholders, and no loss will be realized if the rights expire without exercise.

A record date stockholder’s basis in a right will be zero unless either (1) the fair market value of the right on the date of distribution is 15% or more of the fair market value of the shares with respect to which the right was distributed or (2) the record date stockholder elects, in his or her federal income tax return for the taxable year in which the right is received, to allocate part of the basis of the shares to the right. If either of clauses (1) or (2) is applicable, then if the right is exercised, the record date stockholder will allocate his or her basis in the shares with respect to which the right was distributed between the shares and the right in proportion to the fair market values of each on the date of distribution.

The holding period of a right received by a record date stockholder includes the holding period of the shares with regard to which the right is issued. If the right is exercised, the holding period of the shares acquired begins on the date the right is exercised.

[If a right is sold, a gain or loss will be realized by the rights holder in an amount equal to the difference between the basis of the right sold and the amount realized on its disposition.]

A record date stockholder’s basis for determining gain or loss upon the sale of a share acquired upon the exercise of a right will be equal to the sum of the record date stockholder’s basis in the right, if any, and the subscription price per share. A record date stockholder’s gain or loss recognized upon a sale of a share acquired upon the exercise of a right will be capital gain or loss (assuming the share was held as a capital asset at the time of sale) and will be long-term capital gain or loss if the share is held for more than one year.

The foregoing is a general summary of the material U.S. federal income tax consequences of the offer under the provisions of the Code and Treasury regulations in effect as of the date of the prospectus that are generally applicable to record date stockholders who are U.S. persons within the meaning of the Code, and does not address any foreign, state or local tax consequences. The Code and Treasury regulations are subject to change or differing interpretations by legislative or administrative action, which may be retroactive. Participating rights holders should consult their tax advisors regarding specific questions as to foreign, federal, state or local taxes.

ERISA Considerations

Stockholders who are employee benefit plans subject to the Employee Retirement Income Security Act of 1974, or ERISA (including corporate savings and 401(k) plans), Keogh or H.R. 10 plans of self-employed individuals and individual retirement accounts should be aware that additional contributions of cash to a retirement plan (other than rollover contributions or trustee-to-trustee transfers from other retirement plans) in order to exercise rights would be treated as contributions to the retirement plan and, when taken together with contributions previously made, may result in, among other things, excise taxes for excess or nondeductible contributions. In the case of retirement plans qualified under Section 401(a) of the Code and certain other retirement plans, additional cash contributions could cause the maximum contribution limitations of Section 415 of the Code or other qualification rules to be violated. It may also be a reportable distribution and there may be other adverse tax and ERISA consequences if rights are sold or transferred by a retirement plan.

Retirement plans and other tax exempt entities, including governmental plans, should also be aware that if they borrow in order to finance their exercise of rights, they may become subject to the tax on unrelated business taxable income under Section 511 of the Code. If any portion of an individual retirement account is used as security for a loan, the portion so used is also treated as distributed to the IRA depositor. ERISA contains fiduciary responsibility requirements, and ERISA and the Code contain prohibited transaction rules that may impact the exercise of rights. Due to the complexity of these rules and the penalties for noncompliance, retirement plans should consult with their counsel and other advisers regarding the consequences of their exercise of rights under ERISA and the Code.

[Distribution Arrangements

, which is a broker-dealer and member of the Financial Industry Regulatory Authority, will act as dealer manager for this offer. Under the terms and subject to the conditions contained in the dealer management agreement, the dealer manager will provide financial advisory and marketing services in connection with this offer and will solicit the exercise of rights and participation in the over-subscription privilege. This offer is not contingent upon any number of rights being exercised. We have agreed to pay the dealer manager a fee for its financial advisory, marketing and soliciting services equal to         % of the aggregate subscription price for shares issued pursuant to this offer. In addition, we have agreed to reimburse the dealer manager an aggregate amount up to $         for its expenses incurred in connection with this offer.

The dealer manager will reallow to other broker-dealers that have executed and delivered a soliciting dealer agreement and have solicited the exercise of rights, solicitation fees equal to         % of the subscription price per share for each share issued pursuant to the exercise of rights as a result of their soliciting efforts, subject to a maximum fee based on the number of shares held by each broker-dealer through DTC on the record date. Fees will be paid by us to the broker-dealer designated on the applicable portion of the subscription certificates or, in the absence of such designation, to the dealer manager.

We have agreed to indemnify the dealer manager for, or contribute to losses arising out of, certain liabilities, including liabilities under the Securities Act. The dealer manager agreement also provides that the dealer manager will not be subject to any liability to us in rendering the services contemplated by the dealer manager agreement except for any act of bad faith, willful misfeasance, or gross negligence of the dealer manager or reckless disregard by the dealer manager of its obligations and duties under the dealer manager agreement. We have also agreed not to directly or indirectly sell, offer to sell, enter into any agreement to sell, or otherwise dispose of, any of our equity or equity related securities or securities convertible into such securities, other than the rights, the shares and the common stock issued in connection with the reinvestment of dividends or distributions, for a period of         days from the date hereof without the prior consent of the dealer manager.

The principal business address of the dealer manager is .

Prior to the expiration of this offer, the dealer manager may independently offer for sale shares, including shares acquired through purchasing and exercising the rights, at prices it sets. The dealer manager may realize profits or losses independent of any fees described in this prospectus.

This offering is being conducted in compliance with Rule 5110 of the Conduct Rules of the Financial Industry Regulatory Authority. ]

Additional Dealer Manager Compensation

The dealer manager and/or its affiliates have from time to time performed and may in the future perform various commercial banking, financial advisory and investment banking services for us and our affiliates for which they have received or will receive customary compensation. [Describe any specific transactions and compensation related thereto required to be disclosed by applicable law or regulation.]

Certain Effects of this Offer

As a result of the terms of this offer, stockholders who do not fully exercise their rights will own, upon completion of this offer, a smaller proportional interest in us than they owned prior to the offer, including with respect to voting rights. [In addition, because the subscription price per share will likely be less than the net asset value per share, based on our current market price, the offer will likely result in an immediate dilution of net asset value per share for all of our stockholders. If the subscription price per share is substantially less than the current net asset value per share, such dilution could be substantial. Any such dilution will disproportionately affect non-exercising stockholders. If the subscription price is less than our net asset value per share, then all stockholders will experience a decrease in the net asset value per share held by them, irrespective of whether they exercise all or any portion of their rights. This offering will also cause dilution in the dividends per share we are able to distribute subsequent to completion of the offering. See “Dilution.”]

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Sutherland Asbill & Brennan LLP, Washington, DC. Certain legal matters in connection with the offering will be passed upon for the underwriters by .

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements as of         and         and for each of the two years in the period ended included in the accompanying prospectus and this prospectus supplement have been so included in reliance on the report of Ernst & Young LLP, our independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2 together with all amendments and related exhibits under the Securities Act. The registration statement contains additional information about us and the securities being offered by this prospectus supplement and the accompanying prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You can inspect any materials we file with the SEC, without charge, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The information we file with the SEC is available free of charge by contacting us at Saratoga Investment Corp., 535 Madison Avenue, New York, New York 10022, by telephone at (212) 906-7800, or on our website at http://www.saratogainvestmentcorp.com. The SEC also maintains a website that contains reports, proxy statements and other information regarding registrants, including us, that file such information electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov. Information contained on our website or on the SEC’s web site about us is not incorporated into this prospectus supplement or the accompanying prospectus and you should not consider information contained on our website or on the SEC’s website to be part of this prospectus supplement or the accompanying prospectus.

INDEX TO FINANCIAL STATEMENTS

[Insert financial statements.]

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Saratoga Investment Corp.

Subscription Rights

PRELIMINARY PROSPECTUS SUPPLEMENT

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